SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A
                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): December 23, 2002


                                IMPROVENET, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                    000-29927                 77-0452868
(State or other Jurisdiction of    (Commission File No.)        (IRS Employer
         Incorporation)                                      Identification No.)


                        8930 E. Raintree Drive, Suite 300
                            Scottsdale, Arizona 85260
        (Address of Registrant's Principal Executive Offices) (Zip Code)


                               1286 Oddstad Drive
                             Redwood City, CA 94063
          (Former Address of Registrant's Principal Executive Offices)


                                 (480) 346-0000
              (Registrant's telephone number, including area code)

ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

     Effective December 23, 2002 (the "Effective Time"), Etech Acquisition, Inc. ("Merger Sub"), a newly formed Arizona corporation and wholly-owned subsidiary of ImproveNet, Inc., a Delaware corporation (the "Company"), merged (the "Merger") with and into eTechLogix, Inc., an Arizona corporation ("Etech") pursuant to an Agreement and Plan of Merger dated July 30, 2002 (the "Merger Agreement"). The description contained in this Item 1 of the transactions consummated pursuant to the terms and conditions of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, and the amendments thereto, which are incorporated herein by reference. The Merger Agreement is filed as Exhibit 10.39 to the Report on Form 8-K filed by the Company on August 6, 2002 and which provides additional information regarding the Merger Agreement. Amendment No. 1 to the Merger Agreement and Amendment No. 2 to the Merger Agreement are filed as Exhibits 2 and 3, respectively to the Schedule 13Ds filed separately by Jeffrey I. Rassas, Homayoon J. Farsi and Naser Ahmad on January 2, 2003.

     At the Effective Time, each outstanding share of the common stock, no par value per share, of Etech ("Etech Common Stock") was converted into the right to receive and became exchangeable for 5,555.555556 shares of common stock of the Company, par value $0.001 per share ("IMPV Common Stock"). A total of 35,417,750 shares of IMPV Common Stock were issued in the Merger to eleven (11) different shareholders of Etech Common Stock. Of the holders of Etech Common Stock, Jeffrey I. Rassas, Homayoon J. Farsi and Naser Ahmad, the directors of Etech, (the "Etech Directors") collectively received 30,310,740 shares of IMPV Common Stock in the Merger and have acquired control of the Company. At the Effective Time, the Etech Directors collectively held 57.06% of the outstanding shares of IMPV Common Stock. There are no agreements between the Etech Directors regarding their holdings of IMPV Common Stock.

     In addition, each outstanding warrant which was exercisable to purchase shares of Etech Common Stock was converted into a warrant to purchase a number of shares of IMPV Common Stock equal to the number of shares of Etech Common Stock that could have been purchased by exercising such warrant multiplied by 5,555.555556, at a price per share of IMPV Common Stock equal to the per share exercise price of such warrant divided by 5,555.555556. Warrants to purchase 1,500,000 shares of IMPV Common Stock were issued in the Merger. Also, each unexpired outstanding option to purchase Etech Common Stock was converted, on the same vesting schedule, into an option to purchase a number of shares of IMPV Common Stock equal to the number of shares of Etech Common Stock that could have been purchased under such option multiplied by 5,555.555556, at a price per share of IMPV Common Stock equal to the per share exercise price of $0.05 per share. Options to acquire 788,889 shares of IMPV Common Stock were issued in the Merger of which 222,222 had vested as of December 23, 2002.

     The Merger was intended to qualify as a tax deferred reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended, and to be accounted for on a purchase basis. Neither the Company nor any of its affiliates, directors, or officers or any affiliate of any of the Company's directors or officers had any material relationship with the holders of securities of Etech at or before the Effective Time. Etech is a leading developer and marketer of enterprise commerce management software applications for the supply side of the building materials industry.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     The Company hereby incorporates by reference Item 1 above in response to
Item 2.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)  Financial Statements of Business Acquired.

       Balance Sheets as of September 30, 2002 and
         December 31, 2001 and 2000..........................................  7

       Statements of Operations for the Nine Months Ended
         September 30, 2002 and 2001 and for the Years Ended
         December 31, 2001 and 2000..........................................  9

       Statements of Stockholders' Equity for the
         Nine Months Ended September 30, 2002 and 2001 and for the
         Years Ended December 31, 2001 and 2000.............................. 10

       Statements of Cash Flows for the Nine Months
         Ended September 30, 2002 and 2001 and for the
         Years Ended December 31, 2001 and 2000.............................. 11

       Notes to Consolidated Financial Statements............................ 13

(b)  Pro Forma Financial Information

     INDEX TO IMPROVENET, INC. PROFORMA FINANCIAL INFORMATION

       Pro Forma Unaudited Combined Condensed Balance Sheet
         at September 30, 2002............................................... 25

       Pro Forma Unaudited Combined Condensed Statement of Operations
         for the nine months ended September 30, 2002........................ 26

       Pro Forma Unaudited Combined Condensed Statement of Operations
         for the year ended December 31, 2001................................ 27

       Notes to Unaudited Pro Forma Combined
         Condensed Financial Statements...................................... 28

(c)  Exhibits

     Exhibit No.                              Description
     -----------                              -----------

        2.1 Agreement and Plan of Merger, dated July 30, 2002, by and among ImproveNet, Inc., a Delaware corporation, eTechLogix, Inc., an Arizona corporation, and Etech Acquisition, Inc., an Arizona corporation. (Incorporated by reference to Exhibit 10.39 to the Form 8-K filed by the Company on August 6, 2002.)

        2.2 Amendment No. 1 to Agreement and Plan of Merger, dated October 1, 2002. (Incorporated by reference to Exhibit 2 to each of the Schedule 13Ds filed separately by Jeffrey I. Rassas, Homayoon J. Farsi and Naser Ahmad on
                    January 2, 2003.)

        2.3 Amendment No. 2 to Agreement and Plan of Merger, dated November 12, 2002. (Incorporated by reference to Exhibit 3 to each of the Schedule 13Ds filed separately by Jeffrey I. Rassas, Homayoon J. Farsi and Naser Ahmad on
                    January 2, 2003.)

                                eTECHLOGIX, INC.

                              FINANCIAL STATEMENTS

                         INDEPENDENT ACCOUNTANTS' REPORT

To the Stockholders and Board of Directors of eTechlogix, Inc.

We have audited the accompanying balance sheets of eTechlogix, Inc. as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eTechlogix, Inc. as of December, 2001 and 2000, and the results of its operations, stockholders' equity (deficit), and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 14, the Company incurred net losses in 2001 and 2000, had negative cash flows in 2001 and had an accumulated deficit and negative working capital as of December 31, 2001. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 14. The accompanying financial statements do not include any adjustments to the amount and classification of assets or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


Semple & Cooper, LLP
Certified Public Accountants

Phoenix, Arizona
April 30, 2002
                                eTECHLOGIX, INC.
                                 BALANCE SHEETS
                                     ASSETS

                                                    SEPTEMBER 30,         DECEMBER 31,
                                                        2002           2001           2000
                                                     -----------    -----------    -----------
                                                     (UNAUDITED)
Current Assets:
  Cash and cash equivalents (Note 1)                 $     3,110    $    31,630    $   388,343
  Accounts receivable, net (Note 1)                       50,697          2,575          4,205
  Other receivables (Note 9)                                  --             --        309,248
  Income tax refund receivable                                --        134,180             --
  Other current assets (Note 4)                          302,090             --          2,382
                                                     -----------    -----------    -----------

      Total Current Assets                               355,897        168,385        704,178
                                                     -----------    -----------    -----------

Property and Equipment: (Notes 1, 3, 4 and 5)
  Computer equipment                                     185,892        184,520        183,198
  Furniture and fixtures                                 231,986        231,986        231,986
  Automobiles                                                 --        169,987        169,987
  Leasehold improvements                                      --         98,077         98,077
                                                     -----------    -----------    -----------
                                                         417,878        684,570        683,248
  Less: accumulated depreciation                        (240,917)      (300,515)      (168,333)
                                                     -----------    -----------    -----------

                                                         176,961        384,055        514,915
                                                     -----------    -----------    -----------

      Total Assets                                   $   532,858    $   552,440    $ 1,219,093
                                                     ===========    ===========    ===========

                   The Accompanying Notes are an Integral Part
                           of the Financial Statements
                                eTECHLOGIX, INC.
                           BALANCE SHEETS (CONTINUED)
                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                SEPTEMBER 30,           DECEMBER 31,
                                                                    2002            2001           2000
                                                                 -----------    -----------    -----------
                                                                 (UNAUDITED)
Current Liabilities:
  Notes payable - current portion (Note 3)                       $     8,654    $    27,504    $    45,587
  Obligations under capital leases - current portion
    (Notes 1 and 5)                                                   15,337         69,303         46,009
  Line of credit (Note 2)                                             76,813         71,813             --
  Related party note payable (Note 6)                                     --         12,000             --
  Due to bank                                                             --             --         10,750
  Accounts payable                                                    96,610         13,166        217,981
  Accrued compensation                                               135,000        134,000             --
  Other liabilities and accrued expenses (Notes 5 and 10)            365,501        148,118        129,923
  Deferred revenue                                                    21,500         42,000        100,000
  Income taxes payable                                                    --             --         11,367
                                                                 -----------    -----------    -----------

      Total Current Liabilities                                      719,415        517,904        561,617

Long-Term Liabilities:
  Notes payable - long-term portion (Note 3)                           7,344         85,663        102,749
  Subordinated convertible notes payable (Note 4)                    250,000             --             --
  Obligations under capital leases - long-term portion
    (Notes 1 and 5)                                                   30,431        167,991        220,115
                                                                 -----------    -----------    -----------

      Total Liabilities                                            1,007,190        771,558        884,481
                                                                 -----------    -----------    -----------

Commitments and Contingencies: (Notes 5 and 10)                           --             --             --

Stockholders' Equity (Deficit):
  Common stock, no par value, 1,000,000 shares authorized             22,000         10,000         10,000
  Retained earnings (deficit)                                       (386,332)      (119,118)       434,612
                                                                 -----------    -----------    -----------
                                                                    (364,332)      (109,118)       444,612
  Less: treasury stock, at cost                                     (110,000)      (110,000)      (110,000)
                                                                 -----------    -----------    -----------

      Total Stockholders' Equity (Deficit)                          (474,332)      (219,118)       334,612
                                                                 -----------    -----------    -----------

      Total Liabilities and Stockholders' Equity                 $   532,858    $   552,440    $ 1,219,093
                                                                 ===========    ===========    ===========

                   The Accompanying Notes are an Integral Part
                           of the Financial Statements
                                eTECHLOGIX, INC.
                            STATEMENTS OF OPERATIONS

                                                            FOR THE NINE MONTHS ENDED         FOR THE YEAR ENDED
                                                           SEPTEMBER 30,  SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                                2002           2001           2001           2000
                                                            -----------    -----------    -----------    -----------
                                                            (UNAUDITED)    (UNAUDITED)
Revenues (Notes 1 and 6)                                    $   731,385    $   351,382    $   478,660    $        --
Cost of Revenues (Note 1)                                       194,671        136,093        203,911             --
                                                            -----------    -----------    -----------    -----------

Gross Profit                                                    536,714        215,289        274,749             --

Selling, General and Administrative Expenses                    627,522        745,509        931,881        582,814
Research and Development Expenses (Note 6)                       68,976             --             --         79,898
                                                            -----------    -----------    -----------    -----------

Loss from Operations                                           (159,784)      (530,220)      (657,132)      (662,712)

Other Revenues (Expenses):
  Interest income                                                   107          4,362          4,436         12,029
  Interest expense                                              (74,133)       (30,959)       (38,784)       (14,265)
  Miscellaneous revenues (expense)                               17,891        (37,842)         3,570         26,227
  Loss on disposal of fixed assets                              (51,295)            --             --             --
                                                            -----------    -----------    -----------    -----------

Loss from Operations before Income Taxes                       (267,214)      (594,659)      (687,910)      (638,721)

Benefit for Income Taxes                                             --        134,180        134,180        142,644
                                                            -----------    -----------    -----------    -----------

Net Loss from Continuing Operations                            (267,214)      (460,479)      (553,730)      (496,077)

Discontinued Operations: (Note 9)
  Loss from operations of the ERP software division,
    net of income tax benefit                                        --             --             --       (583,350)
  Gain on disposal of the ERP software division,
    net of applicable income tax expense                             --             --             --      1,033,846
                                                            -----------    -----------    -----------    -----------

Net Loss                                                    $  (267,214)   $  (460,479)   $  (553,730)   $   (45,581)
                                                            ===========    ===========    ===========    ===========
Earnings (loss) per share - Basic and Diluted
  -Continuing operations attributable to common
    stockholders                                            $    (56.91)   $   (127.91)   $   (153.81)   $   (137.80)
  -Discontinued operations                                           --             --             --         125.14
                                                            -----------    -----------    -----------    -----------
  Net loss atributable to common stockholders               $    (56.91)   $   (127.91)   $   (153.81)   $    (12.66)
                                                            ===========    ===========    ===========    ===========

Weighted Average Common Shares Outstanding                        4,695          3,600          3,600          3,600
                                                            ===========    ===========    ===========    ===========

                   The Accompanying Notes are an Integral Part
                           of the Financial Statements
                                eTECHLOGIX, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
       FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2002 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                                                 TOTAL
                                                                                                  RETAINED   STOCKHOLDERS'
                                                      COMMON STOCK           TREASURY STOCK       EARNINGS      EQUITY
                                                   SHARES      AMOUNT      SHARES      AMOUNT     (DEFICIT)    (DEFICIT)
                                                 ---------   ---------   ---------   ---------    ---------    ---------
Balance at December 31, 1999                         3,600   $  10,000       6,400   $(110,000)   $ 480,193    $ 380,193

Net loss                                                --          --          --          --      (45,581)     (45,581)
                                                 ---------   ---------   ---------   ---------    ---------    ---------

Balance at December 31, 2000                         3,600      10,000       6,400    (110,000)     434,612      334,612

Net loss                                                --          --          --          --     (553,730)    (553,730)
                                                 ---------   ---------   ---------   ---------    ---------    ---------

Balance at December 31, 2001                         3,600      10,000       6,400    (110,000)    (119,118)    (219,118)

Conversion of a related party note
  payable for stock (unaudited) (Note 6)             1,800      12,000          --          --           --       12,000

Net loss for the nine month period ended
  September 30, 2002 (unaudited)                        --          --          --          --     (267,214)    (267,214)
                                                 ---------   ---------   ---------   ---------    ---------    ---------

Balance at September 30, 2002 (unaudited)            5,400   $  22,000       6,400   $(110,000)   $(386,332)   $(474,332)
                                                 =========   =========   =========   =========    =========    =========

                   The Accompanying Notes are an Integral Part
                           of the Financial Statements
                                eTECHLOGIX, INC.
                            STATEMENTS OF CASH FLOWS

                                                                      SEPTEMBER 30,                  DECEMBER 31,
                                                                   2002           2001           2001           2000
                                                                -----------    -----------    -----------    -----------
                                                                (UNAUDITED)    (UNAUDITED)
Increase (Decrease) in Cash and Cash Equivalents:

Cash flows from operating activities:
Net Loss                                                        $  (267,214)   $  (460,479)   $  (553,730)   $   (45,581)
Deduct:
  Loss from discontinued operations                                      --             --             --        583,350
  Gain on disposal of discontinued operations                            --             --             --     (1,033,846)
                                                                -----------    -----------    -----------    -----------
Loss from continuing operations                                    (267,214)      (460,479)      (553,730)      (496,077)
  Adjustments to reconcile net loss to net cash
    provided by operations:
      Depreciation and amortization                                  70,653         97,275        132,310        120,736
      Loss on disposal of fixed assets                               51,295             --             --             --
  Changes in assets and liabilities:
      Accounts receivable, net                                      (48,122)       (20,223)         1,630        143,689
      Other receivables                                                  --        309,248        309,248             --
      Income tax refund receivable                                  134,180       (134,180)      (134,180)            --
      Other current assets                                         (302,090)         2,382          2,382         (1,732)
      Due to bank                                                        --        (10,750)       (10,750)        10,750
      Accounts payable                                               83,444       (168,452)      (204,815)       158,541
      Accrued compensation                                            1,000         91,000        134,000             --
      Deferred revenue                                              (20,500)       (89,000)       (58,000)       100,000
      Income taxes payable                                               --        (11,367)       (11,367)       (14,885)
      Other liabilities and accrued expenses                         36,121         17,195         18,195        129,923
                                                                -----------    -----------    -----------    -----------
        Net cash provided (used) in operating activities           (261,233)      (377,351)      (375,077)       150,945
                                                                -----------    -----------    -----------    -----------
Cash flows from investing activities:
  Purchase of property and equipment                                 (1,372)            --         (1,450)      (144,714)
                                                                -----------    -----------    -----------    -----------
        Net cash  used by investing activities                       (1,372)            --         (1,450)      (144,714)
                                                                -----------    -----------    -----------    -----------
Cash flows from financing activities:
  Proceeds from subordinated convertible notes payable              250,000             --             --         42,198
  Repayment of notes payable                                        (10,651)       (28,550)       (35,169)       (32,195)
  Payments on capital lease obligations                             (10,264)       (25,366)       (28,830)       (17,209)
  Line of credit, net                                                 5,000         61,706         71,813         (8,341)
  Proceeds from related party note payable                               --             --         12,000             --
                                                                -----------    -----------    -----------    -----------
        Net cash provided (used) by financing activities            234,085          7,790         19,814        (15,547)
                                                                -----------    -----------    -----------    -----------

                   The Accompanying Notes are an Integral Part
                           of the Financial Statements
                                eTECHLOGIX, INC.
                      STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                        FOR THE NINE           FOR THE YEAR
                                                                        MONTHS ENDED               ENDED
                                                                        SEPTEMBER 30,          DECEMBER 31,
                                                                      2002         2001       2001       2000
                                                                    ---------    --------   --------   ---------
                                                                   (UNAUDITED)  (UNAUDITED)
Net cash provided by discontinued operations                               --          --         --     149,532
                                                                    ---------    --------   --------   ---------

Net increase (decrease) in cash and cash equivalents                  (28,520)   (369,561)  (356,713)    140,216

Cash and cash equivalents at beginning of period                       31,630     388,343    388,343     248,127
                                                                    ---------    --------   --------   ---------

Cash and cash equivalents at end of period                          $   3,110    $ 18,782   $ 31,630   $ 388,343
                                                                    =========    ========   ========   =========
Supplemental Disclosure of Cash Flow Information:
    Cash paid during the period for:
      Interest                                                      $  51,703    $ 30,959   $ 38,784   $  57,512
                                                                    =========    ========   ========   =========

      Income taxes                                                  $      --    $     --   $ 11,367   $  20,357
                                                                    =========    ========   ========   =========
    Non-Cash Activity:
      Acquisition of furniture and equipment financed
        by capital lease obligations                                $      --    $     --   $     --   $ 271,599
                                                                    =========    ========   ========   =========

      Conversion of a related party note payable
        into common stock                                           $  12,000    $     --   $     --   $      --
                                                                    =========    ========   ========   =========

      Assumption of notes payable on automobiles by
        related parties                                             $  78,246    $     --   $     --   $      --
                                                                    =========    ========   ========   =========

      Reclassification of a capital lease liability to other
        liabilities and accrued expenses (Note 5)                   $ 181,262    $     --   $     --   $      --
                                                                    =========    ========   ========   =========

                   The Accompanying Notes are an Integral Part
                           of the Financial Statements
                                eTECHLOGIX, INC.
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
                                     NOTE 1
        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, NATURE OF OPERATIONS
                              AND USE OF ESTIMATES
--------------------------------------------------------------------------------

OPERATIONS

eTechLogix, Inc. (the "Company"), formerly known as First Systech International, Inc., is headquartered in Scottsdale, Arizona. The Company licenses, installs and maintains its proprietary e-commerce software products, which are targeted primarily towards the building material industry throughout the world. The Company was duly organized under the laws of the State of Texas in March, 1989. In July, 1994, the Company relocated to the State of Arizona and incorporated itself under the laws of the State of Arizona.

PERVASIVENESS OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid instruments purchased with an initial maturity of three (3) months or less to be cash and cash equivalents.

CONCENTRATIONS OF RISK

The Company maintains its cash balances in a financial institution. Deposits not to exceed $100,000 are insured by the Federal Deposit Insurance Corporation. At December 31, 2000, the Company had uninsured cash of approximately $309,000. As of September 30, 2002 (unaudited) and December 31, 2001, the Company had no uninsured cash balances.

The Company extends credit to customers, which results in accounts receivable arising from its normal business activities. The Company does not require collateral or other security to support financial instruments subject to credit risk. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of those customers, believes that its accounts receivable credit risk exposure is limited. The Company's customers are not concentrated in any specific geographic region, but are concentrated in the building material industry.

ACCOUNTS RECEIVABLE

The Company follows the allowance method of recognizing uncollectible accounts receivable. The allowance method recognizes bad debt expense as a percentage of accounts receivable based on a review of the individual accounts outstanding and the Company's prior history of uncollectible accounts receivable. As of September 30, 2002, the Company has established an allowance for uncollectible accounts receivable in the amount of $21,181 (unaudited). As of December 31, 2001 and 2000, the Company had not established an allowance for uncollectible accounts receivable, as it is the Company's opinion that all amounts reflected as receivable will be collected.

                                eTECHLOGIX, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------
                                     NOTE 1
        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, NATURE OF OPERATIONS
                        AND USE OF ESTIMATES (CONTINUED)
--------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost less accumulated depreciation. Depreciation of property and equipment is computed by the straight-line method at rates adequate to allocate the cost of applicable assets over their expected useful lives. Maintenance and repairs that neither materially add to the value of the property and equipment nor appreciably prolong its life are charged to expense as incurred. Betterments or renewals are capitalized when incurred. Amortization of leasehold improvements is computed using the shorter of the lease term or the expected useful life of the assets.

Estimated useful lives are as follows:

          Automobiles                                     5 Years
          Equipment                                       5 Years
          Furniture and fixtures                        5-7 Years
          Leasehold improvements                          5 Years

The Company is the lessee of equipment and furniture and fixtures under various capital lease agreements expiring through July, 2005. The assets and liabilities under the capital lease agreements are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are being depreciated over their estimated productive lives.

During the nine month period ended September 30, 2002, the Company terminated its related party operating lease and relocated to new facilities. In connection with the termination of this lease, the Company expensed the net carrying value of the leasehold improvements of $65,885 (unaudited) (Note 5).

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Capitalization of computer software development costs begins upon the establishment of technological feasibility for the Company's computer software products. Technological feasibility is generally based upon the achievement of a detail program design free of high-risk development issues. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized computer software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technology. Amortization of capitalized computer software development costs commences when the related products become available for general release to customers. Amortization is provided on a product-by-product basis and is the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product.

As of December 31, 2000, the Company had no capitalized software costs as a result of the sale of the Company's primary operating business segment. During the first nine months of 2002 and throughout 2001, the Company did not capitalize any software costs as amounts related to internal software development that could be capitalized under this statement were immaterial.

Research and development costs are charged to expense as incurred. Research and development costs incurred in relation to third-party contracts are included in cost of revenue.

                                eTECHLOGIX, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------
                                     NOTE 1
        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, NATURE OF OPERATIONS
                        AND USE OF ESTIMATES (CONTINUED)
--------------------------------------------------------------------------------

REVENUE RECOGNITION

The Company recognizes revenue in accordance with SOP 97-2, Software Revenue Recognition. This SOP provides guidance on revenue recognition of software transactions. The Company recognizes revenue principally from the development and licensing of its software and from consulting and maintenance services rendered in connection with such development and licensing activities. Maintenance contract revenue is recognized on a straight-line basis over the life of the respective contract. The Company also derives revenue from the sale of third party hardware and software which is recognized based on the terms of each contract. Consulting revenue is recognized when the services are rendered. No revenue is recognized prior to obtaining a binding commitment from the customer.

Software development revenue from time-and-materials contracts is recognized as services are performed. Revenue from fixed price software development contracts and revenue under license agreements, which requires significant modification of the software package to the customer's specifications, is recognized on the percentage-of-completion method using the units-of-work-performed method to measure progress towards completion. Revisions in cost estimates and recognition of losses on these contracts are reflected in the accounting period in which the facts become known. Revenue from software package license agreements without significant vendor obligations is recognized upon delivery of the software. Contract terms may provide for billing schedules that differ from revenue recognition and give rise to costs and estimated profits in excess of billings, and billings in excess of costs and estimated profits.

Deferred revenue represents revenue billed and collected but not yet earned.

The cost of maintenance and research and development related revenues, which consist principally of staff payroll and applicable overhead, are expensed as incurred.

ADVERTISING COSTS

Advertising costs are expensed as incurred. Advertising expense totaled approximately $8,200 (unaudited), $12,200 (unaudited), $18,100 and $77,200 for the nine month periods ended September 30, 2002 and 2001 and the years ended December 31, 2001 and 2000, respectively.

INCOME TAXES

Deferred income taxes are provided on an asset and liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.

Deferred tax assets are reduced by a valuation allowance when in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                                eTECHLOGIX, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------
                                     NOTE 1
        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, NATURE OF OPERATIONS
                        AND USE OF ESTIMATES (CONTINUED)
--------------------------------------------------------------------------------

EMPLOYEE STOCK OPTIONS

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options and to adopt the "disclosure only" alternative treatment under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS No. 123 requires the use of fair value option valuation models that were developed for use in valuing employee stock options. Under SFAS No. 123, deferred compensation is recorded for the excess of the fair value of the stock on the date of the option grant, over the exercise price of the option. The deferred compensation is amortized over the vesting period of the option.

NET INCOME (LOSS) PER COMMON SHARE

Basic earnings per share include no dilution and are computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period.

Diluted earnings per share amounts are computed based on the weighted average number of shares actually outstanding plus the shares that would be outstanding assuming the exercise of dilutive stock options, all of which are considered to be common stock equivalents. The number of shares that would be issued from the exercise of stock options has been reduced by the number of shares that could have been purchased from the proceeds at the average market price of the Company's stock. In addition, certain outstanding options are not included in the computation of diluted earnings per share because their effect would be antidilutive.

Basic net loss per common share is computed based on weighted average shares outstanding and excludes any potential dilution from stock options, warrants and other common stock equivalents. Basic net loss per share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net loss per common share reflects potential dilution from the exercise or conversion of securities into common stock or from other contracts to issue common stock. Assumed exercise of the outstanding stock options at September 30, 2002 of 142 (unaudited), have been excluded from the calculation of diluted net loss per common share, as their effect is antidilutive. No options were issued or outstanding at December 31, 2001 and 2000 or September 30, 2001 (unaudited).

RECLASSIFICATIONS

Certain reclassifications have been made to the December 31, 2001 and 2000 financial statements to conform to the September 30, 2002 classifications.

--------------------------------------------------------------------------------
                                     NOTE 2
                                 LINE OF CREDIT
--------------------------------------------------------------------------------

The Company has an indefinite, unsecured $95,000 line of credit agreement with a bank. The agreement calls for interest at the bank's prime rate plus 2.75%, (7.50% (unaudited) and 7.50% at September 30, 2002 and December 31, 2001, respectively). The Company had outstanding balances of $76,813 (unaudited), $71,813 and $0 as of September 30, 2002, December 31, 2001 and 2000,
respectively.

                                eTECHLOGIX, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------
                                     NOTE 3
                                  NOTES PAYABLE
--------------------------------------------------------------------------------

As of September 30, 2002, December 31, 2001 and 2000, notes payable consist of the following:

                                          SEPTEMBER 30,        DECEMBER 31,
                                               2002         2001         2000
                                            ---------    ---------    ---------
                                           (UNAUDITED)
9.00% note payable to a bank in 48
monthly payments of $1,051 including
principal and interest, due May, 2004;
secured by equipment                        $  15,998    $  26,649    $  36,339

8.50% note payable to a bank in 60
monthly payments of $1,970 including
principal and interest, due May, 2006;
secured by automobiles                             --       86,518           --

9.55% note payable to a bank in 36
monthly payments of $605 including
principal and interest, due October,
2001; secured by equipment                         --           --        5,889

10.45% note payable to a bank in 36
monthly payments of $189 including
principal and interest, due August,
2001; secured by equipment                         --           --        1,486

7.75% to 7.99% notes payable to a
bank in 60 monthly payments of $1,459
to $1,530 including principal and
interest, due April to May, 2006;
secured by automobiles                             --           --      104,622
                                            ---------    ---------    ---------
                                               15,998      113,167      148,336
Less: current maturities                       (8,654)     (27,504)     (45,587)
                                            ---------    ---------    ---------

                                            $   7,344    $  85,663    $ 102,749
                                            =========    =========    =========

The following is a summary of future minimum principal payments on notes payable for each of the next five years:

     Year
     Ended                                  September 30,       December 31,
     -----                                  -------------       ------------
                                             (Unaudited)
     2002                                                         $ 27,504
     2003                                     $  8,654              29,987
     2004                                        7,344              24,487
     2005                                           --              21,800
     2006                                           --               9,389
                                              --------            --------
                                              $ 15,998            $113,167
                                              ========            ========
                                eTECHLOGIX, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------
                                     NOTE 4
                     SUBORDINATED CONVERTIBLE NOTES PAYABLE
--------------------------------------------------------------------------------

During July 2002, the Company issued an aggregate of $150,000 (unaudited) of subordinated convertible notes payable to two accredited investors. The notes are secured by substantially all of the Company's assets and are subordinated to the Company's 9.00% note payable to a bank (See Note 3). In conjunction with the issuance of these subordinated convertible notes payable, the Company also issued one year warrants to purchase an aggregate of 1,500,000 shares of ImproveNet, Inc. ("ImproveNet") at a purchase price of $0.15 per share. The subscription of the warrants are expressly conditioned upon closing of a merger between the Company and ImproveNet. Refer to Note 12, ImproveNet Merger and Note 13, Subsequent Events for more information related to this merger.

During August, 2002, the Company issued an aggregate of $100,000 (unaudited) of subordinated convertible notes payable to accredited investors and officers of the Company (See Note 6, Related Party Transactions). The notes are secured by substantially all of the Company's assets and are subordinated to the $150,000 aggregate subordinated convertible notes payable discussed above and the 9.00% note payable to a bank (See Note 3).

All of the subordinated convertible notes payable described above bear interest at a rate of 10% per annum and are due two years after the date of issue, provided that they are not converted prior to this date. The notes are convertible in whole, or in part, at the option of the lender at any time during the term of the note at a rate of one share for every $555.555556 of debt converted. The notes will automatically be converted if there is a transfer of more than 50.0% of the voting control of the Company, in one transaction or a series of transactions with ImproveNet directly or by merger or consolidation in which the existing shareholders of the Company do not directly retain more than 50.0% of the voting control of the Company, or a sale of all or substantially all assets of the Company to ImproveNet or one of ImproveNet's subsidiaries. The shares of the Company that will be received if automatic conversion occurs will be converted to shares of ImproveNet using the same conversion rate as all other eTechLogix shares converted in the merger transaction.

The proceeds of the subordinated convertible notes payable were used to make a cash deposit that is required under the terms of a merger agreement between the Company and ImproveNet. The $250,000 deposit has been included in other current assets as of September 30, 2002.

--------------------------------------------------------------------------------
                                     NOTE 5
                                   COMMITMENTS
--------------------------------------------------------------------------------

CAPITAL LEASES

The Company leases furniture and equipment through 2005 under capital leases. The following is an analysis of leased property under these capital leases:

                                        September 30,         December 31,
                                             2002          2001          2000
                                          ---------     ---------     ---------
                                         (Unaudited)

Capitalized cost                          $  72,259     $ 271,599     $ 271,599
Less: accumulated depreciation              (36,179)      (99,069)      (44,749)
                                          ---------     ---------     ---------

Net                                       $  36,080     $ 172,530     $ 226,850
                                          =========     =========     =========
                                eTECHLOGIX, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------
                                     NOTE 5
                             COMMITMENTS (CONTINUED)
--------------------------------------------------------------------------------

CAPITAL LEASES (CONTINUED)

Depreciation expense on furniture and equipment under capital leases was approximately $36,080 (unaudited), $40,740 (unaudited), $54,000 and $45,000 for the nine month periods ended September 30, 2002 and 2001 and for the years ended December 31, 2001 and 2000, respectively.

The following is a schedule of future minimum lease payments under the capital leases described above, together with the present value of the net minimum lease payments:

                         Year
                         Ended                     September 30,   December 31,
                         -----                     -------------   ------------
                                                    (Unaudited)

                         2002                                       $ 108,989
                         2003                        $  20,416         79,465
                         2004                           20,416         79,465
                         2005                           13,610         41,167
                                                     ---------      ---------

Total minimum lease payments                            54,442        309,086
Less: imputed interest                                  (8,674)       (71,792)
                                                     ---------      ---------

Present value of net minimum lease payments             45,768        237,294
Less: current portion                                  (15,337)       (69,303)
                                                     ---------      ---------

Long-term portion                                    $  30,431      $ 167,991
                                                     =========      =========

The interest rates under the capital lease obligations range from approximately 13% to 14% per annum, and are imputed based on the lessor's implicit rate of return at the inception of the lease.

The Company ceased making payments under the terms of a furniture lease agreement during 2001. This lease is being accounted for as a capital lease as of December 31, 2001. During the third quarter of fiscal 2002, the Company has decided to allow the leasing company to obtain a judgment in the amount of approximately $214,150 (unaudited). Accordingly, during the third quarter of fiscal 2002 the Company has reclassified the total principal due under the furniture lease of $181,262 (unaudited) from obligations under capital leases to other liabilities and accrued expenses. The Company has adjusted the accrual for the amount due the leasing company so that as of September 30, 2002 the total amount included in other liabilities and accrued expenses related to the furniture lease is $214,150 (unaudited), the amount of the judgment.

                                eTECHLOGIX, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------
                                     NOTE 5
                             COMMITMENTS (CONTINUED)
--------------------------------------------------------------------------------

OPERATING LEASES

On May 1, 2000, the Company entered into a lease agreement for its operating facility in Scottsdale, Arizona. The lease is with a related entity that has the same principal ownership as that of the Company. Rent expense under the lease was approximately $18,000 (unaudited), $160,000 (unaudited), $102,000 and $179,000 for the nine month periods ended September 30, 2002 and 2001 and for the years ended December 31, 2001 and 2000, respectively.

On January 31, 2002, the Company terminated the related party lease agreement and entered into a new operating lease agreement with an unrelated third party that calls for monthly payments of $4,060 expiring in March 2003. Rent expense for the nine month period ended September 30, 2002 was $33,000 (unaudited). Future minimum lease payments under the lease for the following twelve month period are $22,330 (unaudited).

--------------------------------------------------------------------------------
                                     NOTE 6
                           RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

SUBORDINATED CONVERTIBLE NOTES PAYABLE

Of the aggregate $100,000 subordinated convertible notes payable issued during August 2002, $30,000 (unaudited) of the notes were issued to officers of the Company.

RELATED PARTY NOTE PAYABLE

During 2001, the Company borrowed a total of $12,000 from a shareholder of a related corporation under the same common control as that of the Company. During the first nine months of 2002, this amount was converted to 1,800 (unaudited) shares of common stock.

RELATED PARTY FACILITY LEASE

The Company leased office space for its corporate headquarters through January 31, 2002 under an operating lease from a corporation with the same principal ownership as that of the Company's (See Note 5).

ROYALTY FEE AND CONSULTING REVENUES

Included in revenues for the nine month periods ended September 30, 2002 and 2001, and the year ended December 31, 2001, were royalty fees and consulting revenues that were billed by the Company to related parties under the same common control as that of the Company, in the amounts of approximately $285,400 (unaudited), $0 (unaudited), and $26,000, respectively. The royalty fees are based on a percentage of sales that the related party generated as a result of sales of the Company's software products. Consulting fees are billed at normal billing rates.

RESEARCH AND DEVELOPMENT

The Company subcontracts a portion of its research and development to corporations with the same principal ownership as that of the Company's. During the nine month periods ended September 30, 2002 and 2001, and for the year ended December 31, 2001, the Company incurred expenses from these related corporations a total of $15,600 (unaudited), $34,414 (unaudited), and $50,439, respectively, which is included in research and development expenses in the accompanying financial statements.

                                eTECHLOGIX, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------
                                     NOTE 7
                                  INCOME TAXES
--------------------------------------------------------------------------------

The Company accounts for income taxes using an asset and liability approach. Deferred income taxes arise from timing differences resulting from revenues and costs reported for financial and tax reporting purposes in different periods. In addition, a valuation allowance is recognized if it is more likely than not that some or all of the deferred income tax assets will not be realized. A valuation allowance is used to offset the related net deferred income tax assets due to uncertainties of realizing the benefits of certain net operating losses.

Significant components of the Company's deferred income tax assets are as follows:

                                          SEPTEMBER 30,       DECEMBER 31,
                                              2002         2001         2000
                                            ---------    ---------    ---------
                                           (UNAUDITED)
Deferred Income Tax Assets:
  Excess of book over tax depreciation      $  20,000    $  19,600    $   9,200
  Accrued officer's compensation               56,700       56,300           --
  State net operating loss carryforwards       58,000       40,000           --
                                            ---------    ---------    ---------
Total deferred income tax asset               134,700      115,900        9,200
Valuation allowance                          (134,700)    (115,900)      (9,200)
                                            ---------    ---------    ---------

Net deferred income tax asset               $      --    $      --    $      --
                                            =========    =========    =========

At September 30, 2002 and December 31, 2001, the Company had state net operating loss carryforwards of approximately $720,000 (unaudited) and $497,000 that expire through 2007. At September 30, 2002, the Company had a federal net operating loss of approximately $223,000 (unaudited), which expires during 2022. Due to the Company sustaining losses since the discontinuation of the ERP software division (See Note 9), there is no income tax provision for the nine month periods ended September 30, 2002 and 2001 or for the year ended December 31, 2001.

--------------------------------------------------------------------------------
                                     NOTE 8
                                 RETIREMENT PLAN
--------------------------------------------------------------------------------

Effective  April  16,  1997,  the  Company  adopted  a 401(k)  retirement  plan.
Employees are eligible to participate in the plan after four (4) months of service. Salary deferral may range from 1% to 15%. The Company matches 100% of the amounts deferred by employees, up to 6% of an employee's annual compensation. The Company matched contributions totaling $0 (unaudited), $1,133 (unaudited), $1,133 and $8,160 for the nine month periods ended September 30, 2002 and 2001, and for the years ended December 31, 2001 and 2000, respectively.

                                eTECHLOGIX, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------
                                     NOTE 9
                             DISCONTINUED OPERATIONS
--------------------------------------------------------------------------------

During 2000, the Company discontinued its Enterprise Resource Planning ("ERP") software production and consulting division, which was focused toward manufacturers within the building materials industry. On October 2, 2000, the Company sold the division for $1,547,928, of which $1,238,680 was received on the date of the sale with the remaining balance of $309,248, contingent upon the collection of certain outstanding receivable balances. This unpaid receivable balance was subsequently written off in 2001 due to circumstances arising during 2001 which made the collectibility of this balance doubtful. Of the cash received, $336,088 was used to pay off notes payable that were attributable to the division. As a result of the sale, the Company recognized a gain on the sale of $1,033,846, net of applicable taxes of $316,200.

--------------------------------------------------------------------------------
                                     NOTE 10
                                  CONTINGENCIES
--------------------------------------------------------------------------------

As of September 30, 2002 and December 31, 2001 and 2000, the Company had various pending claims arising from former customer disputes. The claims relate to operations prior to the disposal of the ERP business segment (See Note 9). The Company intends to vigorously defend these claims and expects to prevail in all cases. In conjunction with the defense of these claims, the Company has accrued approximately $97,750 (unaudited), $90,000 and $67,500 as of September 30, 2002, December 31, 2001 and December 31, 2000, respectively, which represents the Company's best estimate of future costs associated with defending the claims. These amounts are included in other liabilities and accrued expenses in the accompanying financial statements.

--------------------------------------------------------------------------------
                                     NOTE 11
                              COMMON STOCK OPTIONS
--------------------------------------------------------------------------------

On May 1, 2002 the Company issued 247 (unaudited) common stock options to an employee. The options vesting schedule is as follows; 10 options on June 1, 2002, and 5 options on July 1, 2002 and each succeeding month thereafter until September 1, 2004 when all options shall be vested. The options expire on May 1, 2012 and have an exercise price of $277.78 per share.

--------------------------------------------------------------------------------
                                     NOTE 12
                                IMPROVENET MERGER
--------------------------------------------------------------------------------

On July 30, 2002, the Company entered into an Agreement and Plan of Merger to merge with ImproveNet. ImproveNet is a source for home improvement information and services on the Internet. Pursuant to the terms of the Agreement and Plan of Merger, the merger is scheduled to close no later than November 30, 2002. Under the terms of the merger, ImproveNet agreed to present a cash tender offer to its current stockholders, which is anticipated to occur immediately following the closing of the merger. The price per share will be based in part on ImproveNet's available cash balance at the closing of the merger. Refer to Note 13, Subsequent Events, for more information related to the Improvenet merger.

                                eTECHLOGIX, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------
                                     NOTE 13
                                SUBSEQUENT EVENTS
--------------------------------------------------------------------------------

On December 23, 2002, a wholly owned subsidiary of ImproveNet merged into eTechLogix, Inc. As a result of this transaction, eTechLogix, Inc. is now a wholly owned subsidiary of ImproveNet and the former shareholders of eTechLogix, Inc. hold approximately 68% of the outstanding stock of ImproveNet. At the time of the merger, each share of common stock of eTechLogix was converted into the right to receive and became exchangeable for 5,555.55556 shares of common stock of ImproveNet. A total of 35,417,750 shares of ImproveNet Common Stock were issued in the merger. Of the holders of eTechLogix Common Stock, Jeffrey I Rassas, Homayoon J. Farsi and Naser Ahmed, the directors of eTechLogix, collectively received 30,310,740 shares of ImproveNet Common Stock and have acquired control of ImproveNet.

As described in Note 4, Subordinated Convertible Notes Payable, an aggregate of $250,000 of subordinated convertible notes payable with all accrued interest outstanding were converted to shares of the Company's common stock at the time the merger with ImproveNet went effective. These note holders received an aggregate of 481.27499967 shares of eTechLogix Common Stock upon conversion. These shares were then simultaneously converted to shares of ImproveNet at the rate of 5,555.55556 per share of the Company's Common Stock.

During the fourth quarter of fiscal 2002, the Company issued an aggregate of 495 shares to accredited investors under Common Stock Subscription Agreements. At the time of the merger between the Company and ImproveNet, these shares were converted to shares of ImproveNet at a rate of 5,555.55556 shares of ImproveNet for each share of eTechLogix.

At the time the ImproveNet merger was finalized, the Company issued warrants subject to the terms of the subordinated convertible notes payable described in
Note 4. Also at this time, the stock options described in Note 11, Common Stock Options, were converted to 788,889 options to purchase shares of ImproveNet Common Stock at an exercise price of $.05 per share.

Subsequent to the merger between the Company and ImproveNet, and as provided in the Offer to Purchase dated December 4, 2002, ImproveNet purchased 78.6% of the previously outstanding common shares of ImproveNet prior to the merger from the previous shareholders of ImproveNet. The purchases were made at a price of $0.14 per share and took place from the time of the merger through January 2, 2003, the date the tender offer expired.

Subsequent to the merger between the Company and ImproveNet, the Board of Directors of ImproveNet authorized the issuance of options for key employees. The options are for the purchase of an aggregate of 660,000 shares of ImproveNet's Common Stock. The options vest over a period of two years and are to be issued with a strike price equal to the fair market value of ImproveNet's Common Stock on the date the options are granted.

--------------------------------------------------------------------------------
                                     NOTE 14
                               MANAGEMENT'S PLANS
--------------------------------------------------------------------------------

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Since the sale of the Company's ERP division in 2000 (See Note 9), the Company has continued to sustain losses and negative cash flows, has negative working capital and negative net worth.

During 2002 (unaudited), the Company has procured contracts for software sales of its products and has various contracts pending. The Company anticipates increased sales volume of their primary software products throughout 2002 and thereafter. The Company also intends to raise additional capital either through a public or private offering of securities.

The additional funds from continued software sales and capital financing will be used to finance continued operations and increase the Company's sales and marketing functions.

The financial statements do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the uncertainty of the Company's ability to continue as a going concern.

             PRO FORMA UNAUDITED BALANCE SHEET AT SEPTEMBER 30, 2002
                            (ALL NUMBERS IN $'000'S)

                                               ACTUAL          ACTUAL
                                             ----------     -----------     PRO FORMA                   PRO FORMA
                                             IMPROVENET      eTECHLOGIX    ADJUSTMENTS      NOTES        COMBINED
                                             ----------     -----------    -----------    ---------     ---------
Cash and cash equivalents                     $   2,697      $       3      $  (1,712)         a,b      $     988
Accounts receivable, net                            560             51             --                         611
Prepaids and other current assets                   499            302           (250)           g            551
                                              ---------      ---------      ---------                   ---------
Total current assets                              3,756            356         (1,962)                      2,150

Property, plant and equipment                       221            177           (106)           c            292
Intangible assets                                    --             --            303          b,c            303
Goodwill                                             --             --             --          b,c             --
Other assets                                         75             --             --                          75
                                              ---------      ---------      ---------                   ---------

Total Assets                                  $   4,052      $     533      $  (1,765)                  $   2,820
                                              =========      =========      =========                   =========

Line of credit                                $      --      $      77      $      --                   $      77
Accounts payable                                    281             97             --                         378
Accrued liabilities                               1,154            500           (231)       b,d,g          1,423
Deferred revenue                                      8             21             --                          29
Capital leases-current portion                       --             15             --                          15
Note payable-current portion                         --              9             --                           9
                                              ---------      ---------      ---------                   ---------

Total current liabilities                         1,443            719           (231)                      1,931
Notes payable-net of current portion                 --              7             --                           7
Subordinated convertible notes payable               --            250             --                         250
Capital leases-net of current portion                --             31             --                          31
                                              ---------      ---------      ---------                   ---------

Total liabilities                                 1,443          1,007           (231)                      2,219
                                              ---------      ---------      ---------                   ---------

Shareholders' equity (deficit)
Common stock                                         17             22            (14)           b             25
Treasury stock                                      (56)          (110)            56                        (110)
Additional paid-in capital                      144,529             --       (143,457)         b,a          1,072
Accumulated deficit                            (141,881)          (386)       141,881            b           (386)
                                              ---------      ---------      ---------                   ---------

Total shareholders' equity (deficit)              2,609           (474)        (1,534)                        601
                                              ---------      ---------      ---------                   ---------

Total liabilities and shareholders' equity    $   4,052      $     533      $  (1,765)                  $   2,820
                                              =========      =========      =========                   =========

                   PRO FORMA UNAUDITED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
                 (ALL NUMBERS IN $'000'S, EXCEPT PER SHARE DATA)

                                                     ACTUAL       ACTUAL         PRO FORMA                PRO FORMA
                                                   IMPROVENET   eTECHLOGIX      ADJUSTMENTS     NOTES      COMBINED
                                                   ----------   -----------     -----------     -----      --------
Revenues
    Service Revenues                                $  3,044     $     --        $     --                  $  3,044
    Marketing Revenues                                   145           --              --                       145
    Other revenues                                        --          731              --                       731
                                                    --------     --------        --------                  --------

Total Revenue                                          3,189          731              --                     3,920
Cost of Revenues                                          --
    Service                                            1,889           --              --                     1,889
    Marketing                                             65           --              --                        65
    Other                                                 --          194              --                       194
                                                    --------     --------        --------                  --------

Total Cost of Revenues                                 1,954          194              --                     2,148
                                                    --------     --------        --------                  --------

Gross Profit                                           1,235          537              --                     1,772
Operating Expenses                                                                                               --
    Product development                                1,135           69              --                     1,204
    Selling, general and administrative expenses       4,245          628              76         e           4,949
    Stock-based charges and warrant amortization       4,710           --              --                     4,710
Corporate restructing                                  2,569           --              --                     2,569
                                                    --------     --------        --------                  --------

Total Operating Expenses                              12,659          697              76                    13,432
                                                    --------     --------        --------                  --------

Operating Loss                                       (11,424)        (160)            (76)                  (11,660)

Interest / Other income                                  136           --             (16)        f             120
Interest Expense                                          --          (74)             --                       (74)
Miscellaneous revenues                                    --           18              --                        18
Gain on disposal of fixed assets                          --          (51)             --                       (51)
                                                    --------     --------        --------                  --------

Net loss                                            $(11,288)    $   (267)       $    (92)                 $(11,647)
                                                    ========     ========        ========                  ========

Basic and diluted net loss per common share:        $  (0.65)                                              $  (0.30)
                                                    ========                                               ========

Weighted average common shares outstanding            17,435                                                 39,123
                                                    ========                                               ========

PRO FORMA UNAUDITED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001
                 (ALL NUMBERS IN $'000'S, EXCEPT PER SHARE DATA)

                                                     ACTUAL       ACTUAL         PRO FORMA                PRO FORMA
                                                   IMPROVENET   eTECHLOGIX      ADJUSTMENTS     NOTES      COMBINED
                                                   ----------   -----------     -----------     -----      --------
Revenues
    Service Revenues                                $  5,805     $     --     $     --                     $  5,805
    Marketing Revenues                                 1,499           --           --                        1,499
    Other revenues                                        --          479           --                          479
                                                    --------     --------     --------                     --------

Total Revenue                                          7,304          479           --                        7,783
Cost of Revenues                                                                                                 --
    Service                                            4,619           --           --                        4,619
    Marketing                                            395           --           --                          395
    Other                                                 --          204           --                          204
                                                    --------     --------     --------                     --------

Total Cost of Revenues                                 5,014          204           --                        5,218
                                                    --------     --------     --------                     --------

Gross Profit                                           2,290          275           --                        2,565
Operating Expenses                                        --
    Product development                                3,402           --           --                        3,402
    Selling, general and administrative expenses      20,922          932          101            e          21,955
    Stock-based charges and warrant amortization       5,022           --           --                        5,022
Corporate restructing                                  4,181           --           --                        4,181
Goodwill impairment                                      370           --           --                          370
                                                    --------     --------     --------                     --------

Total Operating Expenses                              33,897          932          101                       34,930
                                                    --------     --------     --------                     --------

Operating Loss                                       (31,607)        (657)        (101)                     (32,365)

Interest / Other income                                  762            4          (22)           f             744
Interest Expense                                          --          (39)          --                          (39)
Miscellaneous revenues                                    --            4           --                            4
Gain on disposal of fixed assets                          --           --           --                           --
Benefit for income taxes                                  --          134           --                          134
                                                    --------     --------     --------                     --------

Net loss                                            $(30,845)    $   (554)    $   (123)                    $(31,522)
                                                    ========     ========     ========                     ========

Basic and diluted net loss per common share:        $  (1.78)                                              $  (0.81)
                                                    ========                                               ========

Weighted average common shares outstanding            17,344                                                 39,123
                                                    ========                                               ========

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

BASIS OF PRO FORMA PRESENTATION

     On July 30, 2002, ImproveNet and eTechLogix entered into a merger agreement whereby ImproveNet offered to buy back all of its outstanding shares by means of a tender offer to its existing shareholders at a price of $0.14 per share. On December 23, 2002 a subsidiary of ImproveNet merged into eTechLogix, eTechLogix survived as a subsidiary of ImproveNet, and the shareholders of eTechLogix received 35,417,750 newly issued shares of ImproveNet. On January 2, 2003 the tender offer closed with 14,013,862 shares tendered at a total price of $1,961,941. For accounting purposes, eTechLogix is considered to be the acquirer. The new shareholders invested $500,000 into the capital of ImproveNet of which $250,000 had been contributed as of September 30, 2002.

     The unaudited pro forma combined condensed balance sheet as at September 30, 2002 combines the ImproveNet and eTechLogix balance sheets at September 30, 2002 as if the merger had been consummated on that date.

     The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2001 and for the nine month period ended September 30, 2002 give effect to the merger as if it had occurred on January 1, 2001.

PURCHASE PRICE

     The unaudited pro forma combined condensed financial statements reflect a purchase price of approximately $519,000.

Cash consideration                                  $   500,000
Direct merger costs                                 $    19,000
                                                    -----------
Purchase price                                      $   519,000
                                                    ===========

     Under the purchase method of accounting, the purchase price is allocated to ImproveNet's net tangible and intangible assets based on their estimated fair value as of the date of the completion of the merger. Based on the purchase price and management's valuation, the purchase price allocation is as follows (in thousands):

Cash                                                $       485
Accounts receivable                                 $       560
Other current assets                                $       499
Fixed assets                                        $       221
Web site                                            $       320
Contractor relationships                            $       247
Goodwill                                            $      (370)
Accounts payable                                    $      (281)
Other liabilities                                   $    (1,162)
                                                    -----------
Consideration                                       $       519
                                                    ===========

     Following reallocation of the identified negative goodwill, a preliminary estimate of $303,000 has been allocated to amortizable intangible assets with useful lives as follows: Web site -three years, Contractor relationships - three years.

PRO FORMA ADJUSTMENTS

     a. Represents the tender offer in which ImproveNet repurchased and retired 14,013,862 shares of common stock at a price of $0.14 per share.

     b. Represents the recapitalization of eTechLogix for the equivalent number of ImproveNet shares received in the merger. eTechLogix stockholders will exchange outstanding common stock for shares of ImproveNet, representing a 91% interest in the combined entity.

          For accounting purposes, eTechLogix is considered the acquirer, and as such ImproveNet contributed to eTechLogix its net assets and the shareholders of ImproveNet that tendered their shares retain no interest in the shares of the combined entity. This entry reflects the issuance of shares as discussed above and the elimination of the outstanding common stock of eTechLogix. This entry also adjusts ImproveNet's net assets to their fair value and eliminates ImproveNet's accumulated deficit.

          Also represents the adjustment of ImproveNet's net assets to reflect purchase consideration based upon the fair value of assets received and liabilities assumed by eTechLogix, the accounting acquirer. While ImproveNet (the issuer) is a public entity, the fair value of its outstanding shares, including warrants and options, is less than its cash and cash equivalents. Accordingly, management believes that the cash contributed by eTechLogix of $500,000 together with the merger costs of $19,000 more fairly represents the purchase consideration.

     c. This entry records the intangible assets acquired in the acquisition and adjusts the negative goodwill associated with the transaction.

     d. Represents estimated transaction costs, consisting of fees for accountants, lawyers and consultants assisting in the transaction.

     e.   To record the amortization of purchased intangibles over three years.

     f. Represents a decrease in interest income attributable to the decrease in cash related to the tender offer.

     g. Represents the cash contributed as of September 30, 2002 in the amount of $250,000.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            IMPROVENET, INC.


                                            By: /s/ Homayoon J. Farsi
                                            ------------------------------------
                                            Homayoon J. Farsi,
Dated: February 12, 2003                    Co-Chairman and President



EXHIBIT INDEX

     Exhibit No.                              Description
     -----------                              -----------

        2.1 Agreement and Plan of Merger, dated July 30, 2002, by and among ImproveNet, Inc., a Delaware corporation, eTechLogix, Inc., an Arizona corporation, and Etech Acquisition, Inc., an Arizona corporation. (Incorporated by reference to Exhibit 10.39 to the Form 8-K filed by the Company on August 6, 2002.)

        2.2 Amendment No. 1 to Agreement and Plan of Merger, dated October 1, 2002. (Incorporated by reference to Exhibit 2 to each of the Schedule 13Ds filed separately by Jeffrey I. Rassas, Homayoon J. Farsi and Naser Ahmad on
                    January 2, 2003.)

        2.3 Amendment No. 2 to Agreement and Plan of Merger, dated November 12, 2002. (Incorporated by reference to Exhibit 3 to each of the Schedule 13Ds filed separately by Jeffrey I. Rassas, Homayoon J. Farsi and Naser Ahmad on
                    January 2, 2003.)